Exhibit 14(a)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firms”, “Financial Highlights”, and “Representations and Warranties” in the Prospectus/Proxy Statement of the Scudder Variable Series II Scudder Small Cap Growth Portfolio and to the references to us included in the Scudder Variable Series II Scudder Small Cap Growth Portfolio’s Prospectus and Statement of Additional Information dated May 1, 2004 which are incorporated by reference, and to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14, No. 333-122256) of our report dated February 15, 2005 on the financial statements and financial highlights of the Fund included in the Annual Report dated December 31, 2004.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 16, 2005